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                                                                   EXHIBIT 10.1

                                   CGUSA LLC

                                  May 30, 1997


COSMETIC GROUP U.S.A., INC.
11312 Penrose Street
Sun Valley, California 91352

Attn: Alfred E. Booth, Jr.

Ladies and Gentlemen:

        The purpose of this letter is to confirm our present mutual intentions regarding the proposed acquisition (the "Acquisition") by CGUSA LLC, a newly formed New Jersey limited liability company, of substantially all of the assets used or held for use in the contract manufacturing business (the "Business") of Cosmetic Group U.S.A., Inc., a California corporation (the "Company").

        The Acquisition is proposed to be structured as set forth on Exhibit A hereto.

        Consummation of the Acquisition is subject to (1) the negotiation and execution of a mutually acceptable definitive acquisition agreement setting forth the terms and conditions of the Acquisition, (2) the completion of a due diligence investigation in all respects satisfactory to us, (3) regulatory approval, (4) the Company's receipt of a written opinion of L.H. Friend, Weinress, Frankson & Presson, Inc. that the terms of the Acquisition are fair to the Company and its stockholders from a financial point of view and (5) approval of the Acquisition by the Board of Directors and stockholders of the Company. We are prepared to commence negotiation of a definitive acquisition agreement and to commence our due diligence investigation immediately.

        We expect that a definitive acquisition agreement would contain customary terms and conditions for an acquisition of this nature, including (1) representations and warranties from you with respect to your ownership of the assets of this Business and your ability to consummate the Acquisition, the business, condition (financial or otherwise), results of operations, assets, liabilities, properties and prospects of the Business and the absence of any material adverse changes with respect to any of the foregoing since the date of your last regularly prepared financial statements, (ii) covenants with respect to the operation of the Business between the time of the execution of the definitive acquisition agreement and the closing, (iii) conditions to the parties' obligations to close, including, without limitation, continued accuracy of representations and warranties and compliance with covenants and receipt by all parties of all shareholder, corporate, regulatory and other third party approvals and authorizations necessary to consummate the Acquisition and (iv)
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COSMETIC GROUP U.S.A., INC.
May 30, 1997
Page 2


indemnities from you with respect to breaches of representations, warranties, covenants and agreements contained in the definitive acquisition agreement. Our legal counsel is prepared to commence the preparation of a first draft of such a definitive acquisition agreement as soon as you return a signed copy of this letter to us.

        Promptly following your execution and delivery of this letter in the manner provided below and until the Termination Date (as defined below), you shall provide us and our officers, directors, employees, agents, counsel, accountants, financial advisors, bankers, consultants and other representatives (together "Representatives") with full access, upon reasonable prior notice, to your officers, employees and accountants and to your assets, properties, contracts, books, records and all such other information and data concerning the Business as we or our Representatives reasonably may request in connection with such investigation. We will not disclose to third parties the information obtained in our due diligence investigation, unless compelled to disclose by judicial or administrative process or by other requirements of law (including, without limitation, in connection with obtaining the necessary approvals of the Acquisition of governmental or regulatory authorities), and we will refrain from using for any purpose other than determining the desirability of the Acquisition, any documents and information concerning the Business made available pursuant to this letter in connection with our due diligence investigation, except to the extent that such documents or information can be shown to have been or become available to us or our Representatives on a non-confidential basis. At any time after the Termination Date, upon your request, we will promptly redeliver or destroy any confidential information obtained in our investigation and will certify to the Company that all of such not returned to you has bee destroyed by us.

        In consideration of the substantial expenditure of time, effort and expense to be undertaken by us and our Representatives immediately upon your execution and delivery of this letter, you hereby undertake and agree (and will undertake and agree in the definitive acquisition agreement) that, for the period from the date hereof until the consummation of the Acquisition, or if a definitive acquisition agreement is not executed and delivered on or prior to July 31, 1997 (the "Termination Date"), until the Termination Date, you will not, nor will you permit any of your subsidiaries or affiliates (or authorize or permit any of their respective Representatives) to, take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person (a) to engage in any sale or other disposition of all or any substantial part of the Business (a "Disposition of the Business"), (b) to reach any agreement or understanding (whether or not
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COSMETIC GROUP U.S.A., INC.
May 30, 1997
Page 3


such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Disposition of the Business or (c) to furnish or cause to be furnished any information with respect to you or any of your subsidiaries to any person (other than as contemplated by this letter) who you or any such subsidiary, affiliate or Representative knows or has reason to believe is in the process of considering any transaction that would result in a Disposition of the Business; provided, however, that the Company, its subsidiaries and their directors, officers and affiliates will remain free to participate in any discussions or negotiations regarding furnishing any information with respect to, assist or participate in, or facilitate in any other manner any offer or attempt by any person to do or seek any of the foregoing to the extent their fiduciary duties may require and that if any of them exercise such fiduciary duty, the Company shall immediately pay to Acquiror as a breakup fee the lesser of 20% of the aggregate purchase price set forth on Exhibit A or the maximum amount permitted under applicable law. If you or any such subsidiary, affiliate or Representative receives from any person any offer, inquiry or informational request referred to above, you will promptly advise such person, by written notice, of the terms of this paragraph and will promptly, orally and in writing, advise us of such offer, inquiry or request and deliver a copy of the foregoing notice to us.

        Without the prior consent of the other (which shall not be unreasonably delayed), neither we nor you will, and we will cause our respective Representatives not to, make any release to the press or other public disclosure, or make any statement to any competitor, customer, client or supplier of yours or any other person, with respect to either the fact that discussions or negotiations are taking place concerning our possible acquisition of the Business or the existence or contents of this letter, except for such public disclosure as may be required by law based on the good faith opinion of counsel. If either party proposes to make any disclosure based upon such an opinion, that party will deliver a copy of such opinion to the other party, together with the text of the proposed disclosure, as far in advance of its disclosure as is practicable, and will in good faith consult with and consider the suggestions of the other party concerning the nature and scope of the information it proposes to disclose. Notwithstanding the foregoing, we hereby consent to your making of the press release in substantially the form attached hereto as Exhibit B hereto at or after the time this letter is signed by you and redelivered to us as set forth below.

        Whether or not the transactions contemplated hereby are consummated, you and we shall each pay our own costs and expenses, including all costs incurred in connection

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COSMETIC GROUP U.S.A., INC.
May 30, 1997
Page 4


with the preparation and negotiation of this letter and any definitive acquisition agreement and our due diligence investigation.

        This letter shall be governed by and construed in accordance with the laws of the State of California without giving to the conflicts of laws principles thereof.

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COSMETIC GROUP U.S.A., INC.
May 30, 1997
Page 5


        If you are in agreement with the foregoing, please so indicate by signing two copies of this letter in the space set forth below and returning one of such signed copies to the undersigned, whereupon this letter shall constitute our binding agreement in accordance with the terms and provisions set forth above. Notwithstanding anything to the contrary contained herein, this letter shall not be effective against us unless signed by you and returned to us on or prior to June 4, 1997.

        Please send all correspondence and notices regarding this matter to:

        CGUSA
        c/o Milbank, Tweed, Hadley & McCoy
        601 South Figueroa Street
        30th Floor
        Los Angeles, California 90017
        Attn: Kenneth J. Baronsky, Esq.
        Phone:          (213) 892-4000
        Fax:            (213) 629-5063

                                        Very truly yours,

                                        CGUSA LLC



                                        By: /s/ JEFFREY S. HERSH
                                          -------------------------
                                        Name: Jeffrey S. Hersh
                                        Title:

Accepted and agreed to as of the
30th day of May, 1997:

COSMETIC GROUP U.S.A., INC.


By: /s/ ALFRED E. BOOTH
----------------------------------
Name: Alfred E. Booth
Title: Chief Executive Officer and President

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                                                                      EXHIBIT A


                                   TERM SHEET
                               FOR ACQUISITION OF
                       CONTRACT MANUFACTURING BUSINESS OF
                          COSMETIC GROUP U.S.A., INC.


Asset Purchase
Agreement:

Seller . . . . . . .    Cosmetic Group U.S.A., a California corporation
                        ("Seller").

Purchaser  . . . . .    CGUSA LLC, a newly formed New Jersey limited liability
                        company ("Acquiror").

Anticipated Closing
Date . . . . . . . .    Third Quarter 1997 (the "Closing Date").

Assets
Transferred  . . . .    All of the assets and properties of Seller used or held
                        for use in connection with its contract manufacturing business (the "Business"), including without limitation, all real property leases, inventory, accounts receivable, tangible personal property, personal property leases, business contracts, prepaid expenses, intellectual property (including without limitation the trade name "Cosmetic Group USA" and all variations thereof and logos used in the Business), licenses, vehicles, security deposits and books and records
                        (collectively, the "Assets"). At closing, Seller will cease using any trade names and logos which constitute
                        Assets including the legal name of Seller.

Stock
Transferred  . . . .    In addition to the Assets, Seller shall issue to
                        Acquiror shares of Seller's common stock equal to the
                        lesser of 500,000 shares or shares worth $750,000
                        (calculated based on the closing bid price of the Shares
                        on Nasdaq on the Closing Date) (the "Shares"). Until
                        such time as the Shares are freely tradeable, Acquiror
                        shall be entitled
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                        to unlimited piggy-back registration rights with respect
                        to the Shares.

Liabilities Assumed     Acquiror shall not assume any of Seller's liabilities
                        other than real property lease obligations, accounts payable, personal property lease obligations, obligations under business contacts and licenses and accrued expenses reflected or reserved against on Seller's most recent balance sheet.

Purchase Price . . .    The aggregate purchase price for the Assets, the Stock
                        and the Consulting and Noncompete Agreement (described below) shall be $10,000,000 payable as follows: (i)
                        $5,750,000 in immediately available funds on the Closing
                        Date, (ii) a subordinated note in the principal amount of $3,500,000 and (iii) $750,000 in respect of the Consulting and Noncompete Agreement. The cash portion of the purchase price shall be adjusted upward or downward on a dollar-for-dollar basis to the extent that the "tangible net assets" of the Business is higher or lower than $4,400,000, based upon an audit of the Business to be completed within 60 days following the Closing Date.
                        For purposes of the foregoing, "tangible net assets" shall mean the total amount of assets (excluding the Shares and less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities, (ii) all goodwill, trade names, trademarks, patents and other like intangibles and (iii) all inventory which Acquiror and Seller reasonably agree is unsuitable for purposes of this Business due to age, quality, type, category and/or quantity. The parties will agree either that a portion of the purchase price shall be held in escrow for a period of 60 days pending a final determination of such adjustment or that Acquiror shall have a right of setoff against payments on the subordinated notes described below upon terms and amount to be negotiated.


                                       2
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Subordinated Notes .    The subordinated notes of Acquiror shall have a term of
                        8 years and shall bear interest at a rate of 10% per annum, payable interest-only in the first year, with principal payable thereafter in $500,000 annual installments. The terms of the covenants and subordination provisions shall be reasonable acceptable to the Acquiror and Seller. On the Closing Date, Acquiror will provide Seller with a pro forma balance sheet of Acquisition.

Consulting and
Noncompete
Agreement  . . . . .    Al Booth and Judy Zegarelli shall enter into consulting
                        and noncompete agreements ("Consulting and Noncompete
                        Agreements") with Acquiror, for an aggregate consideration of $500,000 and $250,000, respectively, payable in equal installments over three years, whereby each of them shall provide consulting services to Acquiror and agree not to compete directly or indirectly, either personally or through an affiliate, with Acquiror or its subsidiaries or affiliates for a period of three years.

Employment
Agreement(s) . . . .    Howard Simon shall enter into an employment contract
                        with Acquiror, on terms mutually agreeable to Mr. Simon and Acquiror.

Supply Contract  . .    Seller shall agree to purchase from Acquiror all of
                        Seller's requirements for any products manufactured by Acquiror for a period of 10 years. Initial pricing terms shall be mutually determined by both parties prior to the Closing Date on a product by product basis based on comparable industry standards. To the extent Acquiror's net sales to Seller exceed $2,000,000 in any calendar year, Seller shall be entitled to receive from Acquiror a rebate equal to 10% of such net sales; provided that the aggregate rebate over a ten year period shall not exceed $2,000,000.

Representations and
Warranties . . . . .    Customary representations and warranties.



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